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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated June 26, 1998 appearing on page 30 of AMERCO's Annual Report on Form 10-K for the year ended March 31, 1998. We also consent to the application of such report to the Financial Statement Schedules for the three years ended March 31, 1998 listed under Item 14(a) of AMERCO's Annual Report on Form 10-K for the year ended March 31, 1998 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statement Schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

March 4, 1999
Phoenix, Arizona